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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                   FINAL TERMS NO. 1739 DATED 10 OCTOBER 2007

                         QUEENSLAND TREASURY CORPORATION

                   ISSUE OF A$ $24,000,000.00 GLOBAL A$ BONDS
     GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
       ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013, CURRENTLY TOTALING A$2,417,840,000.00 (A$1,790,640,000.00 INCLUDING BUY BACKS)


PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

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1. (i) Issuer:                                                        Queensland Treasury Corporation

   (ii)Guarantor:                                                     The Treasurer on behalf of the Government of Queensland

2.     Benchmark line:                                                2013
                                                                      (to be consolidated and form a single series with QTC 6%
                                                                      Global A$ Bonds due 14 August, 2013 , ISIN US748305BD00)

3.     Specific Currency or Currencies:                               AUD ("A$")

4. (i) Issue price:                                                   97.246%

   (ii)Dealers' fees and commissions                                  No fee or commission is payable in respect of the issue of the
       paid by Issuer:                                                bond(s) described in these final terms
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                                                                      (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).
                                                                      Instead, QTC pays fees and commissions in accordance with the procedure described in the QTC Offshore and Onshore Fixed
                                                                      Interest Distribution Group Operational Guidelines.

5.     Specified Denominations:                                       A$1,000

6. (i) Issue Date:                                                    11 OCTOBER 2007

   (ii)Record Date (date on and from                                  6 February/6 August.  Security will be ex-interest on
       which security is Ex-interest):                                and from 7 February/7 August.

  (iii)Interest Payment Dates:                                        14 February/14 August

7.     Maturity Date:                                                 14 August 2013

8.     Interest Basis:                                                6 per cent Fixed Rate

9.     Redemption/Payment Basis:                                      Redemption at par

10.    Change of Interest Basis or                                    Not Applicable
       Redemption/Payment Basis:

11.(i) Status of the Bonds:                                           Senior and rank pari passu with other senior, unsecured debt obligations of QTC

   (ii)Status of the Guarantee:                                       Senior and ranks pari passu with all its other unsecured
                                                                      obligations

12.    Method of distribution:                                        Non-syndicated

                                          PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE
13.    Fixed Rate Note Provisions
       Applicable

   (i) Rate(s) of Interest:                                           6 percent per annum payable semi-annually in arrears

   (ii)Interest Payment Date(s):                                      14 February and 14 August in each year up to and
                                                                      including the Maturity Date

  (iii)Fixed Coupon Amount(s):                                        A$30 per A$1,000 in nominal amount

   (iv)Determination Date(s):                                         Not Applicable
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   (v) Other terms relating to the method of calculating              None
       interest for Fixed Rate Bonds:

                                                  PROVISIONS RELATING TO REDEMPTION

14.    Final Redemption Amount:                                       A$1,000 per bond of A$1,000 Specified Denomination (N.B. If the Final Redemption Amount is different from 100% of the
                                                                      nominal value the Notes will be derivative securities for the purposes of the Prospectus Directive and the requirements of
                                                                      Annex XII to the Prospectus Directive Regulation will apply and the Issuer will prepare and publish a supplement to the prospectus supplement)

15.    Early Redemption Amount(s) payable on redemption               Not Applicable
       for taxation reasons or on event of default and/or
       the method of calculating the same:


                                             GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.    Form of Bonds:                                                 Permanent Global Note not exchangeable for Definitive Bonds

17.    Additional Financial Centre(s) or other special                Not Applicable
       provisions relating to Payment Dates:

18.    Talons for future Coupons or Receipts to be attached           No
       to Definitive Bonds (and dates on which such Talons mature):

19.    Other terms or special conditions:                             Not Applicable

                                                            DISTRIBUTION

20.(i) If syndicated, names and addresses of Managers and             Not Applicable
       underwriting commitments:

   (ii)Date of Dealer Agreement:                                      10 OCTOBER 2007 (the "Trade Date")

  (iii)Stabilizing Manager(s) (if any):                               Not Applicable
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21.    If non-syndicated, name and address of relevant Dealer:        ROYAL BANK OF CANADA DS GLOBAL MARKETS
                                                                      LEVEL 18
                                                                      167 MACQUARIE ST
                                                                      SYDNEY NSW 2000

22.    Whether TEFRA D or TEFRA C rules applicable or TEFRA           TEFRA Not Applicable
       rules not applicable:

23.    Additional selling restrictions:                               Not Applicable
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LISTING APPLICATION

These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:
   -----------------------------------
             Duly authorized

                           PART B - OTHER INFORMATION

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1.     LISTING AND ADMISSION TO TRADING

(i)    Listing:                                                       Bourse de Luxembourg.

(ii)   Admission to trading:                                          Application has been made for the bonds to be admitted to
                                                                      trading on the regulated market of the Bourse de Luxembourg with effect from the
                                                                      Issue Date.
2.     RATINGS

       Ratings:                                                       The bonds to be issued have been rated:

                                                                      S&P:          AAA
                                                                      Moody's:      Aaa

                                                                      An obligation rated 'AAA' by S&P has the highest credit
                                                                      rating assigned by Standard & Poor's. The obligor's
                                                                      capacity to meet its financial commitment on the obligation is extremely strong.
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                                                                      Obligations rated Aaa by Moody's are judged to be of the
                                                                      highest quality with minimal credit risk.

                                                                      A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating
                                                                      agency at any time. Each rating should be evaluated
                                                                      independently of any other rating.
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3.     INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.     REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

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(i)    Reasons for the Offer:                                         See "Use of Proceeds" section in the prospectus supplement.

(ii)   Estimated net proceeds:                                        Not Applicable.

(iii)  Estimated total expenses:                                      Not Applicable.

5.     YIELD

       Indication of yield:                                           6.775%

                                                                      Calculated as 7 basis points less than the yield on the
                                                                      equivalent A$ Domestic Bond issued by the Issuer under its
                                                                      Domestic A$ Bond Facility on the Trade Date.

                                                                      The yield is calculated on the Trade Date on the basis of the
                                                                      Issue Price. It is not an indication of future yield.

6.     OPERATIONAL INFORMATION

(i)    ISIN Code:                                                     US748305BD00

(ii)   Common Code:                                                   014569359

(iii)  CUSIP Code:                                                    748305BD0

(iv)   Any clearing system(s) other than Depositary Trust             Not Applicable
       Company, Euroclear Bank S.A./N.V. and Clearstream
       Banking, societe anonyme and the relevant identification
       number(s):

(v)    Delivery:                                                      Delivery free of payment

(vi)   Names and addresses of additional Paying                       Not Applicable
       Agent(s) (if any):
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